Exhibit 99.2

Weyerhaeuser / Plum Creek Merger — Employee Q&A

	QUESTION	ANSWER
1.	What is the rationale for the decision to merge these two companies?

We have been looking for opportunities to grow our company in ways that will drive shareholder value and ensure our long-term success. This combination will create an even stronger, more sustainable company for the long term. This transaction is a fantastic opportunity for us.

Upon closing, we will be the world’s premier timber, land and forest products company with more than 13 million acres of some of the most diverse and productive forests in the U.S. We are also excited to be joining forces with a company that has such a strong focus on wood products manufacturing.

The combined strengths of these two industry leaders will create a winning organization that is uniquely positioned to capitalize on the improving housing market and achieve great financial results.

2.	When will the transaction be complete?	The transaction is expected to close in late first quarter or early second quarter of 2016, subject to customary closing conditions including shareholder approval from both companies.

3.	What can we expect to happen over the next several months until the transaction closes?

Until the transaction closes, Weyerhaeuser and Plum Creek will continue to operate separately.

As is customary in transactions like this, select teams will begin working on integration planning. But for most employees, there should be no impact on your day-to-day work.

Change can be stressful, but it is business as usual until the transaction closes. In the meantime, if you have questions, do not hesitate to talk to your supervisor or someone in HR.

4.	When will I know if I still have a job? Will the combined company retain Plum Creek’s pay and benefits?

The new senior management team is committed to moving as quickly as possible to make decisions about how to integrate the two companies, which roles are needed, and who will fill those roles.

Both Weyerhaeuser and Plum Creek will be well represented in the combined leadership team, assuring that the decision making process is balanced and fair. They will communicate those decisions as soon as possible after they are made.

The compensation and benefits packages for both companies are similar. Employees who continue with the new company will go onto Weyerhaeuser benefit plans when the merger closes.

5.	Will there be layoffs? If I lose my job, will I receive a severance package?

Both companies will continue to operate separately with their existing teams in place until the transaction closes, which is expected to occur in the late first quarter or early second quarter of 2016.

There will be cost reductions that will come primarily from corporate and operating overhead. This means not everyone will continue to have a role in the combined company.

Employees who are not offered a position in the new company will receive severance and outplacement support. We will provide more detailed information on this over the coming weeks.

6.	Can I reach out to the people I know at Weyerhaeuser to talk about this transaction?	Until the transaction closes, Weyerhaeuser and Plum Creek will continue to operate separately. This means you must interact with your colleagues at Weyerhaeuser as you normally would with any other competitor. Any conversations outside the normal course of business must be cleared by our legal department.

7.	What can I say to customers, contractors and suppliers about this transaction?	We are contacting companies with whom we have business relationships to inform them about this announcement. Each business leader will manage that process within their organizations.

8.	What do I do if I’m contacted by media?	Employees should not speak to the media about this transaction. Refer all media to Kathy Budinick at 206-467-3620.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals from the shareholders of Weyerhaeuser or Plum Creek for the transaction are not obtained; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Weyerhaeuser or Plum Creek; (5) the ability of Weyerhaeuser and Plum Creek to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the combined companies’ ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses; and (10) legislative, regulatory and economic developments. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Plum Creek’s overall business, including those more fully described in Plum Creek’s filings with the Securities and Exchange Commission

(“SEC”) including its annual report on Form 10-K for the fiscal year ended December 31, 2014, and its quarterly reports filed on Form 10-Q for the current fiscal year, and Weyerhaeuser’s overall business and financial condition, including those more fully described in Weyerhaeuser’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2014, and its quarterly reports filed on Form 10-Q for its current fiscal year. Forward looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

Additional Information And Where To Find It

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed transaction will be submitted to the shareholders of each of Plum Creek and Weyerhaeuser for their consideration. Weyerhaeuser will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement/prospectus of Plum Creek and Weyerhaeuser. Each of Plum Creek and Weyerhaeuser will provide the joint proxy statement/prospectus to their respective shareholders. Plum Creek and Weyerhaeuser also plan to file other documents with the SEC regarding the proposed transaction. This document is not a substitute for any prospectus, proxy statement or any other document which Plum Creek or Weyerhaeuser may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PLUM CREEK AND WEYERHAEUSER ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and security holders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by the parties on Plum Creek’s Investor Relations website (www.plumcreek.com/investors) (for documents filed with the SEC by Plum Creek) or on Weyerhaeuser’s investor relations page on its corporate web site (www.weyerhaeuser.com) (for documents filed with the SEC by Weyerhaeuser).

Participants in the Solicitation

Plum Creek, Weyerhaeuser, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Plum Creek and Weyerhaeuser shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Plum Creek and Weyerhaeuser shareholders in connection with the proposed transaction will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find more detailed information about Plum Creek’s executive officers and directors in its definitive proxy statement filed with the SEC on March 26, 2015. You can find more detailed information about Weyerhaeuser’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2015. Additional information about Plum Creek’s executive officers and directors and Weyerhaeuser’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available.